Exhibit 99.1

Contact: Nicole Sherman David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Net Income of $1.1 Million in Fourth Fiscal Quarter 2025 and
$4.9 Million for Fiscal 2025

FISCAL Q4 2025 HIGHLIGHTS

$1.1 Million Net Income	$0.05 Diluted Earnings per Common Share	$6.33 Tangible Book Value per Share	0.01% NPAs to Total Assets

Fiscal Quarter Comparison Highlights

Net Interest Income and Net Interest Margin	• $9.2 million net interest income for the quarter compared to $8.6 million in Fiscal Q4 2024 • Net interest margin at 2.65% for the quarter compared to 2.32% in Fiscal Q4 2024	Credit Quality	• Non-performing assets at 0.01% of total assets and 0.01% of total loans – similar to year ago quarter • No provision booked for the quarter and net recoveries were minimal

Non-Interest Income and Non-Interest Expense
•  Non-interest income of $3.7 million for
   the quarter compared to $494
   thousand in Fiscal Q4 2024 (due to
   strategic investment restructure)
•  Non-interest expense of $11.4 million
    for the quarter compared to $13.1
    million in Fiscal Q4 2024
		Shareholder Returns and Stock Activity	• On April 25, 2025, the Company paid a cash dividend of $0.02 per share • $2.0 million stock repurchase plan completed during the quarter

Vancouver, Washington – April 29, 2025 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $1.1 million, or $0.05 per diluted share, in the fourth fiscal quarter ended March 31, 2025, compared to $1.2 million, or $0.06 per diluted share, in the third fiscal quarter ended December 31, 2024. During the fourth fiscal quarter of 2024, Riverview strategically restructured a portion of its balance sheet resulting in an after-tax impact of $2.1 million and recorded $2.3 million in non-interest expense related to a litigation charge. Including the effects of the investment portfolio restructuring and litigation charge, Riverview reported a net loss of $3.0 million, or $0.14 per diluted share, in the fourth fiscal quarter ended March 31, 2024.
For fiscal 2025, net income was $4.9 million, or $0.23 per diluted share, compared to $3.8 million, or $0.18 per diluted share, for fiscal 2024.

RVSB Fourth Fiscal Quarter 2025 Results
April 29, 2025

“We closed out our fiscal fourth quarter and fiscal year end on solid footing despite the economic uncertainty and market volatility impacting all banks,” stated Nicole Sherman, President and Chief Executive Officer. “Riverview’s operating performance during the quarter once again reflected steady improvements, with net interest margin expansion as a result of stabilizing funding costs and higher loan yields compared to a year ago. Loan growth was strong during the quarter, and I am proud of our team’s relationship-focused approach to clients and prospects which resulted in loan production outperforming the previous four quarters. A top priority remains improving our operating performance while also being the bank of choice to our SW Washington and NW Oregon clients that we have served for over 100 years. With our strong capital levels, disciplined credit culture and stable balance sheet, we have a great foundation to build upon in fiscal 2026.
Riverview recently completed our three-year strategic plan focusing on profitable growth, digital leadership, and data empowerment, with our employees, clients, and communities being seen, heard, and valued in everything we do. We continue to expand revenue opportunities through our C&I, business banking, and treasury management initiatives. Strategic investments in people and technology will be important, while managing operating expenses. At Riverview we are unwavering in our dedication to exceed the needs of our employees, clients, shareholders and all stakeholders,” Sherman concluded.
Fourth Quarter Highlights (at or for the period ended March 31, 2025)

•	Net interest income was $9.2 million for the quarter, compared to $9.4 million in the preceding quarter and $8.6 million in the fourth fiscal quarter a year ago.
•	Net interest margin (“NIM”) was 2.65% for the quarter, a five basis point improvement compared to the preceding quarter and a 33 basis point improvement compared to the year ago quarter.
•	Riverview Trust Company assets under management were $877.9 million at March 31, 2025. Asset management fees continue to improve and increased to $1.5 million for the quarter ended March 31, 2025.
•	Asset quality remained strong, with non-performing assets at $155,000, or 0.01% of total assets at March 31, 2025.
•	Riverview recorded no provision for credit losses during the current quarter, the preceding quarter, or in the year ago quarter.
•	Tangible book value per share (non-GAAP) was $6.33 at March 31, 2025 compared to $6.20 at December 31, 2024.

Fiscal 2025 Highlights (at or for the period ended March 31, 2025)
•	Total loans increased to $1.06 billion at March 31, 2025 compared to $1.02 billion at March 31, 2024.
•	Total deposits were $1.23 billion at both March 31, 2025 and March 31, 2024.
•	Tangible book value per share (non-GAAP) was $6.33 at March 31, 2025 compared to $6.07 at March 31, 2024.
•	Net income increased to $4.9 million for the fiscal year ended March 31, 2025 compared to $3.8 million for the fiscal year ended March 31, 2024.
•	Return on average assets for the fiscal year ended March 31, 2025 increased to 0.32% compared to 0.24% for the fiscal year ended March 31, 2024.

Income Statement Review
Riverview’s net interest income was $9.2 million in the current quarter, compared to $9.4 million in the preceding quarter, and $8.6 million in the fourth fiscal quarter a year ago. The decrease compared to the preceding quarter was primarily due to the recognition of a loan prepayment fee and related loan fees totaling $318,000 during the preceding quarter. The increase compared to the year ago quarter was driven by higher interest earning asset yields due to higher origination rates on new loan growth as well as loan repricing. In fiscal 2025, net interest income was $36.3 million, compared to $38.1 million in fiscal 2024. The decrease is attributed to the increase in interest expense over the respective periods.

RVSB Fourth Fiscal Quarter 2025 Results
April 29, 2025

Investment income decreased compared to the year ago period due to the strategic investment restructuring that was executed in the fourth quarter of fiscal 2024.
Riverview’s NIM was 2.65% for the fourth quarter of fiscal 2025, a five basis point increase compared to 2.60% in the preceding quarter and a 33 basis-point increase compared to 2.32% in the fourth quarter of fiscal 2024. “Our NIM improved during the quarter, compared to the preceding quarter, as the decrease in funding costs more than offset the modest decrease in asset yields. The preceding quarter’s loan yield included the favorable impact from the recognition of the previously mentioned loan prepayment fee and related loan fees,” said David Lam, EVP and Chief Financial Officer. “With the Federal Reserve rate reductions implemented near the end of 2024, we anticipate deposit costs to further stabilize in future quarters. Additionally, the rate cuts reduced the interest expense on borrowings, which also benefitted NIM during the fourth quarter.” In fiscal 2025, the net interest margin was 2.54% compared to 2.56% in fiscal 2024.
Investment securities decreased $14.7 million during the quarter to $322.5 million at March 31, 2025, compared to $337.2 million at December 31, 2024, and decreased $50.2 million compared to $372.7 million at March 31, 2024. The average securities balances for the quarters ended March 31, 2025, December 31, 2024, and March 31, 2024, were $346.0 million, $364.2 million, and $444.1 million, respectively. The weighted average yields on securities balances for those same periods were 1.84%, 1.82%, and 2.02%, respectively. The duration of the investment portfolio at March 31, 2025, was approximately 5.1 years. The anticipated investment cashflows over the next twelve months is approximately $37.4 million. There were no investment purchases during the fourth fiscal quarter of 2025.
Riverview’s yield on loans was 4.91% during the fourth fiscal quarter, compared to 4.97% in the preceding quarter, and 4.63% in the fourth fiscal quarter a year ago. “Loan yields declined during the current quarter compared to the prior quarter due to the impact on the loan yield in the prior quarter from the recognition of the loan prepayment and related loan fees. Compared to a year ago, loan yields have increased as a result of the current yield curve which has resulted in higher yields on loans when compared to the existing loan portfolio. We continue to explore opportunities to enhance our loan yield by expanding our commercial business portfolio offerings to include more variable rate loan structures,” said Mike Sventek, EVP and Chief Lending Officer. Deposit costs improved to 1.30% during the fourth fiscal quarter compared to 1.32% in the preceding quarter and increased compared to 1.00% in the fourth fiscal quarter a year ago. The increase from clients seeking higher deposit yields has moderated quarter over quarter compared to the increase from the fourth fiscal quarter a year ago given the relative change in the interest rate environment during those respective periods.
Non-interest income increased to $3.7 million during the fourth fiscal quarter of 2025 compared to $3.3 million in the preceding quarter and $494,000 in the fourth fiscal quarter of 2024. Non-interest income during the quarter included a $261,000 BOLI death benefit. The fourth fiscal quarter of 2024 included a $2.7 million loss on the sale of investment securities from the balance sheet restructure. In fiscal 2025, non-interest income increased to $14.3 million compared to $10.2 million in fiscal 2024.
Asset management fees were $1.5 million during the fourth fiscal quarter, compared to $1.4 million in both the third fiscal quarter and in the fourth fiscal quarter a year ago. Asset management fees from new client relationships more than offset a volatile market performance during the fourth fiscal quarter. Riverview Trust Company’s assets under management were $877.9 million at March 31, 2025, compared to $872.6 million at December 31, 2024, and $961.8 million at March 31, 2024.

RVSB Fourth Fiscal Quarter 2025 Results
April 29, 2025

Non-interest expense was $11.4 million during the fourth fiscal quarter, compared to $11.2 million in the preceding quarter and $13.1 million in the fourth fiscal quarter a year ago. Salary and employee benefits, the largest component of non-interest expense, increased during the current quarter compared to the preceding quarter due to open positions being filled. Professional fees increased during the current quarter compared to the preceding quarter due to higher consulting fees. The efficiency ratio was 88.7% for the fourth fiscal quarter, compared to 87.6% for the preceding quarter and 144.9% in the fourth fiscal quarter a year ago. In fiscal 2025, non-interest expense was $44.3 million compared to $43.7 million in fiscal 2024.
Riverview’s effective tax rate for the fourth fiscal quarter of 2025 was 21.5%, compared to 21.8% for the preceding quarter and (27.0)% for the year ago quarter.
Balance Sheet Review
Total loans increased $17.4 million during the quarter to $1.06 billion at March 31, 2025, compared to $1.05 billion three months earlier and increased $38.4 million compared to $1.02 billion a year earlier. Riverview’s loan pipeline was $41.1 million at March 31, 2025, compared to $49.1 million at the end of the preceding quarter and $18.4 million at March 31, 2024. New loan originations during the quarter increased to $49.4 million, compared to $31.1 million in the preceding quarter and $12.7 million in the fourth fiscal quarter a year ago.
Undisbursed construction loans totaled $18.2 million at March 31, 2025, compared to $19.5 million at December 31, 2024, with the majority of the undisbursed construction loans expected to be funded over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $18.3 million at March 31, 2025, compared to $14.5 million at December 31, 2024. Revolving commercial business loan commitments totaled $48.9 million at March 31, 2025, compared to $46.9 million at December 31, 2024. Utilization on these loans totaled 28.90% at March 31, 2025, compared to 17.60% at December 31, 2024. The weighted average rate on loan originations during the quarter was 7.16% compared to 7.04% in the preceding quarter. Loan repricing and maturities with respective weighted average rate for fiscal year 2026 totaled $76.6 million with a weighted average rate of 4.65%. Looking ahead, loan repricing and maturities for fiscal year 2027 total $77.1 million with a weighted average rate of 4.03%, for fiscal year 2028 total $96.2 million with a weighted average rate of 5.42% and in aggregate for fiscal years after 2028 total $108.3 million with a weighted average rate of 6.09%.
The office building loan portfolio totaled $110.9 million at March 31, 2025, compared to $113.4 million at December 31, 2024. The average loan balance of the office building loan portfolio was $1.5 million with an average loan-to-value ratio of 53.5% and an average debt service coverage ratio of 1.80x at March 31, 2025. Office building loans within the Portland core consist of two loans totaling $20.5 million which is approximately 18.5% of the total office building loan portfolio or 1.92% of total loans.
Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 48.7% at March 31, 2025, compared to 46.8% at December 31, 2024, and 51.9% at March 31, 2024. The increase during the quarter was in part due to Riverview Bank reciprocation of $20 million of balances back from Riverview Trust. Riverview Bank had moved customer deposits to Riverview Trust as a higher yielding deposit alternative and those assets were all retained within the Company during the period of increasing interest rates. CDs decreased during the quarter as Riverview allowed higher cost CDs to run off. Total deposits increased $13.3 million during the quarter to $1.23 billion at March 31, 2025, compared to $1.22 billion at December 31, 2024, and were unchanged compared to a year ago.
FHLB advances decreased $7.8 million during the quarter to $76.4 million at March 31, 2025, compared to $84.2 million at December 31, 2024. FHLB advances decreased during the quarter as a result of the increase in deposits.
Shareholders’ equity increased to $160.0 million at March 31, 2025, compared to $158.3 million three months earlier and $155.6 million one year earlier. Tangible book value per share (non-GAAP) increased to $6.33 at March 31, 2025, compared to $6.20 at December 31, 2024, and $6.07 at March 31, 2024. Riverview paid a quarterly cash dividend of $0.02 per share on April 25, 2025, to shareholders of record on April 14, 2025.

RVSB Fourth Fiscal Quarter 2025 Results
April 29, 2025

Credit Quality
“Asset quality remains a priority during uncertain economic conditions, and we continue to closely monitor our portfolio mix, loan growth, and local and national conditions to maintain an appropriate allowance,” said Robert Benke, EVP and Chief Credit Officer. Non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP) totaled $155,000 or 0.01% of total loans as of March 31, 2025, compared to $168,000, or 0.02% of total loans at December 31, 2024, and $173,000, or 0.02% of total loans at March 31, 2024. There were no non-performing government guaranteed loans at March 31, 2025, and one non-performing government guaranteed loan totaling $301,000 at December 31, 2024. At March 31, 2025, non-performing assets were $155,000, or 0.01% of total assets.
Riverview recorded $22,000 in net loan recoveries for the current quarter. This compared to $114,000 in net loan charge-offs for the preceding quarter. Riverview recorded no provision for credit losses for the current quarter, or for the preceding quarter.
Classified assets were $2.9 million at March 31, 2025, compared to $226,000 at December 31, 2024, and $723,000 at March 31, 2024. The classified assets to total capital ratio was 1.6% at March 31, 2025, compared to 0.1% at December 31, 2024, and 0.4% a year earlier. The increase in classified assets during the quarter was primarily due to one $2.0 million loan for which a plan is in place to either return to performing status or payoff. Additionally, there was a borrowing relationship with two loans totaling $725,000 that credit administration is working with the borrower to bring current or seek full payoff. Criticized assets were $48.5 million at March 31  2024, compared to $50.4 million at December 31, 2024, and $36.7 million at March 31, 2024. Criticized assets decreased during the current quarter compared to the prior quarter as a result of one loan payoff. The increase compared to a year ago was primarily due to one relationship that was moved to the criticized asset category as the loans go through probate. The Company does not anticipate any loss from this relationship.
The allowance for credit losses was $15.4 million at March 31, 2025, December 31, 2024, and March 31, 2024, respectively. The allowance for credit losses represented 1.45% of total loans at March 31, 2025, compared to 1.47% at December 31, 2024, and 1.50% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans (non-GAAP), was 1.51% at March 31, 2025, compared to 1.54% at December 31, 2024, and 1.58% a year earlier.

Capital/Liquidity
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.27% and a Tier 1 leverage ratio of 11.10% at March 31, 2025. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.93% at March 31, 2025.
Riverview has approximately $471.3 million in available liquidity at March 31, 2025, including $174.0 million of borrowing capacity from the FHLB and $297.3 million from the Federal Reserve Bank of San Francisco (“FRB”). At March 31, 2025, the Bank had $76.4 million in outstanding FHLB borrowings.
The uninsured deposit ratio was 23.4% at March 31, 2025. Available liquidity under the FRB borrowing line would cover nearly 100% of the estimated uninsured deposits and available liquidity under both the FHLB and FRB borrowing lines would cover 163.7% of the estimated uninsured deposits.
On September 25, 2024, the Company’s Board of Directors adopted a stock repurchase program. Under this repurchase program, the Company may repurchase up to $2.0 million of the Company’s outstanding shares of common stock, in the open market, based on prevailing market prices, or in privately negotiated transactions. Once the repurchase program is effective, the repurchase program will continue until the earlier of the completion of the repurchase or 12 months after the effective date, depending upon market conditions. During the fiscal fourth quarter, the Company repurchased 158,558 shares of common stock at an average price of $5.65. As of February 2, 2025, the Company had completed the full $2.0 million stock repurchase plan, repurchasing 358,631 shares at an average price of $5.53 per share

RVSB Fourth Fiscal Quarter 2025 Results
April 29, 2025

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Shareholders' equity (GAAP)	$160,014	$158,270	$155,588
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(171)	(196)	(271)
Tangible shareholders' equity (non-GAAP)	$132,767	$130,998	$128,241

Total assets (GAAP)	$1,513,323	$1,508,609	$1,521,529
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(171)	(196)	(271)
Tangible assets (non-GAAP)	$1,486,076	$1,481,337	$1,494,182

Shareholders' equity to total assets (GAAP)	10.57%	10.49%	10.23%

Tangible common equity to tangible assets (non-GAAP)	8.93%	8.84%	8.58%

Shares outstanding	20,976,200	21,134,758	21,111,043

Book value per share (GAAP)	7.63	7.49	7.37

Tangible book value per share (non-GAAP)	6.33	6.20	6.07

Pre-tax, pre-provision income
	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024	March 31, 2025	March 31, 2024

Net income (loss) (GAAP)	$1,148	$1,232	$(2,968)	$4,903	$3,799
Include: Provision (credit) for income taxes	314	343	(1,095)	1,335	802
Include: Provision for credit losses	-	-	-	100	-
Pre-tax, pre-provision income (loss) (non-GAAP)	$1,462	$1,575	$(4,063)	$6,338	$4,601

RVSB Fourth Fiscal Quarter 2025 Results
April 29, 2025

Net income (loss) and earnings (loss) per share excluding securities restructure and litigation expense

	Three Months Ended			Twelve Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024	March 31, 2025	March 31, 2024

Net income (loss) (GAAP)	$1,148	$1,232	$(2,968)	$4,903	$3,799
Exclude impact of securities loss restructure, net of tax	-	-	2,074	-	2,074
Exclude impact of litigation expense, net of tax	-	-	1,748	-	1,748
Net income excluding securities restructure and litigation expense (non-GAAP)	$1,148	$1,232	$854	$4,903	$7,621

Basic earnings (loss) per share (GAAP)	$0.05	$0.06	$(0.14)	$0.23	$0.18
Exclude impact of securities loss restructure, net of tax	-	-	0.10	-	0.10
Exclude impact of litigation expense, net of tax	-	-	0.08	-	0.08
Basic earnings per share excluding securities restructure and litigation expense (GAAP)	$0.05	$0.06	$0.04	$0.23	$0.36

Diluted earnings (loss) per share (GAAP)	$0.05	$0.06	$(0.14)	$0.23	$0.18
Exclude impact of securities loss restructure, net of tax	-	-	0.10	-	0.10
Exclude impact of litigation expense, net of tax	-	-	0.08	-	0.08
Diluted earnings per share excluding securities restructure and litigation expense (GAAP)	$0.05	$0.06	$0.04	$0.23	$0.36

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Allowance for credit losses	$15,374	$15,352	$15,364

Loans receivable (GAAP)	$1,062,460	$1,045,109	$1,024,013
Exclude: Government Guaranteed loans	(47,373)	(49,024)	(51,013)
Loans receivable excluding Government Guaranteed loans (non-GAAP)	$1,015,087	$996,085	$973,000

Allowance for credit losses to loans receivable (GAAP)	1.45%	1.47%	1.50%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.51%	1.54%	1.58%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	March 31, 2025	December 31, 2024	March 31, 2024

Non-performing loans (GAAP)	$155	$469	$178
Less: Non-performing Government Guaranteed loans	-	(301)	(5)
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$155	$168	$173

Non-performing loans to total loans (GAAP)	0.01%	0.04%	0.02%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.01%	0.02%	0.02%

Non-performing loans to total assets (GAAP)	0.01%	0.03%	0.01%

RVSB Fourth Fiscal Quarter 2025 Results
April 29, 2025

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.51 billion at March 31, 2025, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 11 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2025 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB Fourth Fiscal Quarter 2025 Results
April 29, 2025

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2025	December 31, 2024	March 31, 2024
ASSETS

Cash (including interest-earning accounts of $14,375, $12,573,	$29,414	$25,348	$23,642
and $12,164)
Investment securities:
Available for sale, at estimated fair value	119,436	124,874	143,196
Held to maturity, at amortized cost	203,079	212,295	229,510
Loans receivable (net of allowance for credit losses of $15,374,
$15,352 and $15,364)	1,047,086	1,029,757	1,008,649
Prepaid expenses and other assets	12,523	12,945	14,469
Accrued interest receivable	4,525	4,639	4,415
Federal Home Loan Bank stock, at cost	4,342	4,742	4,927
Premises and equipment, net	22,304	22,731	21,718
Financing lease right-of-use assets	1,125	1,144	1,202
Deferred income taxes, net	8,625	9,471	9,778
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	171	196	271
Bank owned life insurance	33,617	33,391	32,676

TOTAL ASSETS	$1,513,323	$1,508,609	$1,521,529

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,232,328	$1,219,002	$1,231,679
Accrued expenses and other liabilities	14,777	17,634	16,205
Advance payments by borrowers for taxes and insurance	614	317	581
Junior subordinated debentures	27,091	27,069	27,004
Federal Home Loan Bank advances	76,400	84,200	88,304
Finance lease liability	2,099	2,117	2,168
Total liabilities	1,353,309	1,350,339	1,365,941

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2025 – 20,976,200 issued and outstanding;
December 31, 2024 – 21,134,758 issued and outstanding;	208	209	211
March 31, 2024 – 21,111,043 issued and outstanding;
Additional paid-in capital	53,392	54,227	55,005
Retained earnings	119,717	118,988	116,499
Accumulated other comprehensive loss	(13,303)	(15,154)	(16,127)
Total shareholders’ equity	160,014	158,270	155,588

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,513,323	$1,508,609	$1,521,529

RVSB Fourth Fiscal Quarter 2025 Results
April 29, 2025

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2025	Dec. 31, 2024	March 31, 2024	March 31, 2025	March 31, 2024
INTEREST INCOME:
Interest and fees on loans receivable	$12,685	$13,201	$11,743	$50,621	$46,031
Interest on investment securities - taxable	1,484	1,589	2,145	6,918	8,971
Interest on investment securities - nontaxable	64	65	65	260	261
Other interest and dividends	261	272	338	1,163	1,292
Total interest and dividend income	14,494	15,127	14,291	58,962	56,555

INTEREST EXPENSE:
Interest on deposits	3,910	4,101	3,021	15,313	8,285
Interest on borrowings	1,391	1,638	2,718	7,305	10,184
Total interest expense	5,301	5,739	5,739	22,618	18,469
Net interest income	9,193	9,388	8,552	36,344	38,086
Provision for credit losses	-	-	-	100	-

Net interest income after provision for credit losses	9,193	9,388	8,552	36,244	38,086

NON-INTEREST INCOME:
Fees and service charges	1,446	1,492	1,398	6,002	6,269
Asset management fees	1,472	1,443	1,408	5,906	5,328
Bank owned life insurance ("BOLI")	226	225	222	941	891
BOLI death benefit in excess of cash surrender value	261	-	-	261	-
Loss on sale of investment securities	-	-	(2,729)	-	(2,729)
Other, net	302	181	195	1,146	483
Total non-interest income, net	3,707	3,341	494	14,256	10,242

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,763	6,471	6,225	26,099	24,204
Occupancy and depreciation	1,873	1,871	1,942	7,560	6,872
Data processing	746	743	686	2,948	2,782
Amortization of core deposit intangible	25	25	27	100	108
Advertising and marketing	284	317	326	1,278	1,276
FDIC insurance premium	170	174	178	688	708
State and local taxes	265	327	196	1,042	1,010
Telecommunications	62	54	50	215	211
Professional fees	577	429	414	1,800	1,375
Other	673	743	3,065	2,532	5,181
Total non-interest expense	11,438	11,154	13,109	44,262	43,727

INCOME (LOSS) BEFORE INCOME TAXES	1,462	1,575	(4,063)	6,238	4,601
PROVISION (CREDIT) FOR INCOME TAXES	314	343	(1,095)	1,335	802
NET INCOME (LOSS)	$1,148	$1,232	$(2,968)	$4,903	$3,799

Earnings (loss) per common share:
Basic	$0.05	$0.06	$(0.14)	$0.23	$0.18
Diluted	$0.05	$0.06	$(0.14)	$0.23	$0.18
Weighted average number of common shares outstanding:
Basic	21,007,294	21,037,246	21,111,043	21,063,467	21,137,976
Diluted	21,007,294	21,037,246	21,111,043	21,063,467	21,139,322

RVSB Fourth Fiscal Quarter 2025 Results
April 29, 2025

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2025	Dec. 31, 2024	March 31, 2024	March 31, 2025	March 31, 2024
AVERAGE BALANCES
Average interest–earning assets	$1,412,406	$1,436,130	$1,484,628	$1,433,071	$1,492,002
Average interest-bearing liabilities	1,011,116	1,019,265	1,047,712	1,010,592	1,028,042
Net average earning assets	401,290	416,865	436,916	422,479	463,960
Average loans	1,047,718	1,053,342	1,020,457	1,044,370	1,011,420
Average deposits	1,219,130	1,232,450	1,210,818	1,220,120	1,229,011
Average equity	159,766	160,532	158,776	158,570	156,137
Average tangible equity (non-GAAP)	132,506	133,245	131,413	131,271	128,733

ASSET QUALITY	March 31, 2025	Dec. 31, 2024	March 31, 2024

Non-performing loans	$155	$469	$178
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	155	168	173
Non-performing loans to total loans	0.01%	0.04%	0.02%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.01%	0.02%	0.02%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$155	$469	$178
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	155	168	173
Non-performing assets to total assets	0.01%	0.03%	0.01%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.01%	0.01%	0.01%
Net loan charge-offs (recoveries) in the quarter	$(22)	$114	$(3)
Net charge-offs (recoveries) in the quarter/average net loans	(0.01)%	0.04%	0.00%

Allowance for credit losses	$15,374	$15,352	$15,364
Average interest-earning assets to average
interest-bearing liabilities	139.69%	140.90%	141.70%
Allowance for credit losses to
non-performing loans	9918.71%	3273.35%	8631.46%
Allowance for credit losses to total loans	1.45%	1.47%	1.50%
Shareholders’ equity to assets	10.57%	10.49%	10.23%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.27%	16.47%	16.32%
Tier 1 capital (to risk weighted assets)	15.01%	15.21%	15.06%
Common equity tier 1 (to risk weighted assets)	15.01%	15.21%	15.06%
Tier 1 capital (to average tangible assets)	11.10%	10.86%	10.29%
Tangible common equity (to average tangible assets) (non-GAAP)	8.93%	8.84%	8.58%

DEPOSIT MIX	March 31, 2025	Dec. 31, 2024	March 31, 2024

Interest checking	$285,035	$257,975	$289,824
Regular savings	168,287	169,181	192,638
Money market deposit accounts	236,044	236,912	209,164
Non-interest checking	315,503	312,839	349,081
Certificates of deposit	227,459	242,095	190,972
Total deposits	$1,232,328	$1,219,002	$1,231,679

RVSB Fourth Fiscal Quarter 2025 Results
April 29, 2025

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
March 31, 2025	(Dollars in thousands)
Commercial business	$232,935	$-	$-	$232,935
Commercial construction	-	-	18,368	18,368
Office buildings	-	110,949	-	110,949
Warehouse/industrial	-	114,925	-	114,925
Retail/shopping centers/strip malls	-	88,815	-	88,815
Assisted living facilities	-	358	-	358
Single purpose facilities	-	277,137	-	277,137
Land	-	4,610	-	4,610
Multi-family	-	91,452	-	91,452
One-to-four family construction	-	-	10,814	10,814
Total	$232,935	$688,246	$29,182	$950,363

March 31, 2024	(Dollars in thousands)
Commercial business	$229,404	$-	$-	$229,404
Commercial construction	-	-	20,388	20,388
Office buildings	-	114,714	-	114,714
Warehouse/industrial	-	106,649	-	106,649
Retail/shopping centers/strip malls	-	89,448	-	89,448
Assisted living facilities	-	378	-	378
Single purpose facilities	-	272,313	-	272,313
Land	-	5,692	-	5,692
Multi-family	-	70,771	-	70,771
One-to-four family construction	-	-	16,150	16,150
Total	$229,404	$659,965	$36,538	$925,907

LOAN MIX	March 31, 2025	Dec. 31, 2024	March 31, 2024
Commercial and construction	(Dollars in thousands)
Commercial business	$232,935	$224,506	$229,404
Other real estate mortgage	688,246	657,380	659,965
Real estate construction	29,182	49,956	36,538
Total commercial and construction	950,363	931,842	925,907
Consumer
Real estate one-to-four family	97,683	97,760	96,366
Other installment	14,414	15,507	1,740
Total consumer	112,097	113,267	98,106

Total loans	1,062,460	1,045,109	1,024,013

Less:
Allowance for credit losses	15,374	15,352	15,364
Loans receivable, net	$1,047,086	$1,029,757	$1,008,649

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Total
March 31, 2025	(Dollars in thousands)
Commercial business	$37	$37
Commercial real estate	88	88
Consumer	30	30
Total non-performing assets	$155	$155

RVSB Fourth Fiscal Quarter 2025 Results
April 29, 2025

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2025	Dec. 31, 2024	March 31, 2024	March 31, 2025	March 31, 2024

Efficiency ratio (4)	88.67%	87.63%	144.91%	87.47%	90.48%
Coverage ratio (6)	80.37%	84.17%	65.24%	82.11%	87.10%
Return on average assets (1)	0.31%	0.32%	(0.76)%	0.32%	0.24%
Return on average equity (1)	2.91%	3.04%	(7.52)%	3.09%	2.43%
Return on average tangible equity (1) (non-GAAP)	3.51%	3.67%	(9.08)%	3.74%	2.95%

NET INTEREST SPREAD
Yield on loans	4.91%	4.97%	4.63%	4.85%	4.55%
Yield on investment securities	1.84%	1.82%	2.02%	1.96%	2.02%
Total yield on interest-earning assets	4.17%	4.18%	3.88%	4.12%	3.80%

Cost of interest-bearing deposits	1.76%	1.81%	1.41%	1.74%	0.97%
Cost of FHLB advances and other borrowings	5.21%	5.43%	5.87%	5.70%	5.80%
Total cost of interest-bearing liabilities	2.13%	2.23%	2.20%	2.24%	1.80%

Spread (7)	2.04%	1.95%	1.68%	1.88%	2.00%
Net interest margin	2.65%	2.60%	2.32%	2.54%	2.56%

PER SHARE DATA
Basic earnings (loss) per share (2)	$0.05	$0.06	$(0.14)	$0.23	$0.18
Diluted earnings (loss) per share (3)	0.05	0.06	(0.14)	0.23	0.18
Book value per share (5)	7.63	7.49	7.37	7.63	7.37
Tangible book value per share (5) (non-GAAP)	6.33	6.20	6.07	6.33	6.07
Market price per share:
High for the period	$5.75	$5.88	$6.40	$5.88	$6.48
Low for the period	5.08	4.59	4.53	3.64	4.17
Close for period end	5.65	5.74	4.72	5.65	4.72
Cash dividends declared per share	0.0200	0.0200	0.0600	0.0800	0.2400

Average number of shares outstanding:
Basic (2)	21,007,294	21,037,246	21,111,043	21,063,467	21,137,976
Diluted (3)	21,007,294	21,037,246	21,111,043	21,063,467	21,139,322

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.